UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CHAD Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

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January 18, 2008
The Special Meeting of CHAD Shareholders is only a short time away.
Your Vote FOR the Asset Sale is critical to CHAD’s future.
Please vote today by proxy card, toll free telephone or internet.
Dear Fellow CHAD Shareholder:
In our proxy material previously sent to you we have explained why the proposed sale of CHAD’s oxygen conserver business to Inovo, Inc. for approximately $5.25 million in cash is critical to the future of the Company and in the best interests of our shareholders. The Asset Sale is to be voted on at the Special Meeting of CHAD Shareholders. Please note that the meeting will be held on Thursday, January 31st.
According to our records we have not yet received your vote for the Special Meeting.
Please take the time to vote FOR the Asset Sale today. Since time is short, we urge you to follow the instructions enclosed that provide for voting by internet or toll-free telephone. You may also vote by signing and returning the enclosed proxy card. Please make certain that you mail your card in time so that it is received prior to the January 31st Special Meeting.
If you have already voted, please accept our thanks. You need take no further action at this time.

Your Support is Urgently Needed NOW!
Our oxygen therapy business is currently unprofitable and generates a significant negative cash flow from operations. We do not currently have the capital resources to fund continuing losses in the oxygen therapy business. Failure by shareholders to approve the asset sale could result in an orderly winding down of our operations or the Company seeking protection under federal bankruptcy laws.
The sale of our oxygen conserver business is the first step in our planned exit from the oxygen therapy business; we are actively pursuing the possible sale of our transfilling business. Once we have exited the oxygen therapy business, we will devote all our efforts to the development and commercialization of products for the sleep disorder market. Such efforts will likely require us to obtain additional funding and/or to enter into strategic partnerships with other companies who could facilitate the commercialization of our sleep disorder products. We believe our ability to pursue such opportunities will be significantly enhanced once we have exited the oxygen therapy business.
A number of investors and potential strategic partners have indicated a preliminary interest in our sleep disorder products; however, their interest in investing or partnering with us has been constrained by the continuing operating losses suffered in our oxygen therapy business and the fact that all of the assets related to the sleep disorder market are pledged as collateral on our secured credit line. If the Asset Sale is approved, we will use the proceeds from such sale to pay all of our outstanding secured debt, including the credit line, thereby enabling us to pursue our strategy for the sleep disorder market.
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For those holders in street-name, your brokerage firm or bank will not vote your shares on the proposed Asset Sale without your specific instructions. Therefore please follow the internet or toll-free telephone voting instructions provided by your broker or bank in order to make certain that your shares are counted for the special meeting. You may also vote by signing and returning the enclosed proxy card, provided that it is received prior to the Special Meeting.
Approval of the Asset Sale requires the affirmative vote of holders of at least a majority of the outstanding shares of CHAD common stock. Failure to vote is the equivalent of a “No” vote. Please vote your shares FOR the Asset Sale today.
If you need assistance in voting your shares, please contact our proxy solicitor, Morrow & Co., LLC at (800) 607-0088.
Thank you for your cooperation and continued support.
Very truly yours,

Thomas E. Jones	Earl L. Yager
Chairman of the Board	President & Chief Executive Officer
Enclosures